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                                                                   EXHIBIT 99(a)

                                  ARIZONA BANK
                             120 NORTH STONE AVENUE
                             TUCSON, ARIZONA 85701

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER __, 1998

To the Shareholders of Arizona Bank:

  A special meeting (the "Special Meeting") of the holders of common stock of Arizona Bank, an Arizona chartered banking organization ("Arizona Bank"), will be held at _______ a.m. local time, on ________________, November ___, 1998 at
_______________________________, located at 120 North Stone Avenue, Tucson,
Arizona. At the Special Meeting, the holders of Arizona Bank common stock will consider and vote upon:

  1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 6, 1998, as amended, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Bank, an Arizona corporation and wholly owned subsidiary of Compass ("Compass Bank"), and Arizona Bank, providing for, among other things, the merger ("Merger") of Arizona Bank with and into Compass Bank and, in connection therewith, the receipt by the holders of Arizona Bank common stock and Arizona Bank Series E and Series F preferred stock of shares of Compass common stock and Compass preferred stock, respectively;

  2. A proposal to approve and adopt the proposed Employment Agreement between Compass Bank and David T. C. Wright, Arizona Bank's President and Chief Executive Officer, to be executed in connection with the consummation of the Merger (the "Wright Employment Agreement");

  3. A proposal to approve and adopt the proposed Confidentiality and Noncompetition Agreement between Compass Bank and Mr. Wright to be executed in connection with the consummation of the merger (the "Wright Noncompetition Agreement"); and

  4. Such other business as may properly come before the Special Meeting or any adjournments thereof.

  The Board of Directors of Arizona Bank has fixed the close of business on __________________________, 1998 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of Arizona Bank during normal business hours by any holder of Arizona Bank Common Stock, for any purpose relevant to the Special Meeting, for a period of ten days prior to the Special Meeting.

  THE BOARD OF DIRECTORS OF ARIZONA BANK RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT, THE WRIGHT EMPLOYMENT AGREEMENT AND THE WRIGHT NONCOMPETITION AGREEMENT. The affirmative vote of the holders of a majority of the outstanding shares of Arizona Bank common stock entitled to vote thereon is required to approve the Merger and the related Merger Agreement. Consummation of the Merger does not require approval of the Wright Employment Agreement or the Wright Noncompetition Agreement; however, approval by holders of at least 75% of the outstanding shares of Arizona Bank common stock will help to ensure favorable tax treatment by Compass Bank in connection with the amounts payable under the Wright Employment Agreement and the Wright Noncompetition Agreement. IF YOU DO NOT SEND IN YOUR PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AND THE RELATED MERGER AGREEMENT, THE WRIGHT EMPLOYMENT AGREEMENT AND THE WRIGHT NONCOMPETITION AGREEMENT.

  Holders of Arizona Bank Common Stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it at any time prior to the Special Meeting. Stockholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                              By order of the Board of Directors,

                              Eileen Jackson
                              Corporate Secretary

Tucson, Arizona
______________, 1998.